UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2025
PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (858) 404-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
PriceSmart, Inc., a Delaware corporation (“PriceSmart” or the “Company”), today announced the appointment of Gualberto Hernandez as Executive Vice President and Chief Financial Officer effective June 1, 2025. PriceSmart’s current Executive Vice President and Chief Financial Officer Michael McCleary resigned by mutual agreement with the Company, but will continue to serve as an Executive Vice President of the Company through September 30, 2025. Thereafter, Mr. McCleary has agreed to provide consulting support of up to 40 hours per month for three months following his resignation.
Mr. Hernandez has served as Vice President Finance & Strategy for Latin America for The Estée Lauder Companies Inc. since January 2016. During that tenure, he also served as Vice President and General Manager for Latin America for La Mer, an Estee Lauder Companies’ brand, from 2020 to 2023 and since July 2024 as Vice President Finance for Emerging Markets. Prior to Estée Lauder, Mr. Hernandez served as Chief Operating Officer (Finance and Operations) Latin America for Sephora from November 2013 to January 2016. Mr. Hernandez received a B.A. in accountancy from Universidad Nacional de Litoral and an MBA from Universidad del CEMA. Mr. Hernandez is 61 years old.
There is no arrangement or understanding pursuant to which Mr. Hernandez was appointed as Executive Vice President and Chief Financial Officer. There are no related party transactions between the Company and Mr. Hernandez that are reportable under Item 404(a) of Regulation S-K.
(e)
Upon commencement of his employment, Mr. Hernandez will receive (i) an annual base salary of $720,000; (ii) participation in the Company’s annual incentive program (with an annual target bonus opportunity of $180,000); (iii) a stock award having an initial value equal to $4,500,000, with an annual vesting targeted at $900,000 per year; (iv) a cash sign-on bonus of $150,000; and (v) relocation benefits. The sign-on bonus is subject to forfeiture, in whole or in part, under certain circumstances if Mr. Hernandez does not complete two years of employment.
Mr. Hernandez’s initial stock award, which is anticipated to be made in the first quarter of fiscal year 2026, will include an additional prorated amount based on time served in the position during the last three months of fiscal year 2025. Mr. Hernandez’s initial stock award will consist entirely of time-vesting restricted stock awards (RSAs) for the first four years of vesting and 50% RSA and 50% performance stock units (PSUs) for the fifth year of vesting. The performance component of the PSUs will be achieved based on the Company’s actual performance for fiscal year 2026 compared to metrics that will be established by the Compensation Committee for fiscal year 2026, but the PSUs will not vest until the continued service component of vesting has been achieved at the end of the fifth year of vesting (unless accelerated in accordance with the terms of the Company’s Amended and Restated 2013 Equity Incentive Award Plan, as amended, and the applicable award agreements).
The Company and Mr. Hernandez have entered into an Employment Agreement with an effective date of June 1, 2025. The Employment Agreement provides for a one-year term, which will be automatically renewed for an additional one-year term, unless either the Company or Mr. Hernandez provides at least 60 days’ notice that the Company or Mr. Hernandez, as the case may be, wishes to terminate the agreement. The Employment Agreement specifies a base salary amount of $720,000, which may be increased, but not decreased, at the Company’s discretion. The Employment Agreement states that Mr. Hernandez is eligible to participate in any bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.
In addition to termination at the end of the term, Mr. Hernandez may terminate his employment on 60 days’ prior written notice. The Company may terminate Mr. Hernandez’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates Mr. Hernandez’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) Mr. Hernandez terminates his employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to Mr. Hernandez providing a release to the Company, Mr. Hernandez will be entitled to:
•payment of an amount equal to one times his base salary then in effect, payable in 24 equal installments over a period of 12 months,

•continued contribution of the premium cost for Mr. Hernandez’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,
•payment of any accrued but any unpaid bonus for the year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid), and
•accelerated vesting of the number of shares subject to outstanding and unvested equity awards held by Mr. Hernandez scheduled to vest in the 12-month period following his termination; provided that as to an award that is subject to performance-based vesting requirements, (i) vesting will remain subject to satisfaction of the applicable performance criteria, and vesting will not occur unless and until the applicable performance criteria are determined to have been met, and (ii) Mr. Hernandez will not be eligible for any increases in the number of shares covered by awards subject to performance-based vesting based on corporate performance above target levels.
Upon termination of the employment agreement by reason of Mr. Hernandez’s death, Mr. Hernandez’s estate will be entitled to receive continued contribution of the premium cost for his eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).
Mr. Hernandez’s employment agreement also contains confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.
The foregoing description is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Company issued a press release on May 9, 2025 announcing Mr. Hernandez’s appointment, a copy of which is furnished as Exhibit 99.1 to this report.
On May 8, 2025, the Company and Mr. McCleary entered into a Separation Agreement with Waiver and Release of Claims (the “Separation Agreement”) detailing the terms of his separation from the Company. Pursuant to the Separation Agreement, and in consideration of Mr. McCleary’s execution and non-revocation of a release of claims in favor of the Company and his agreement to abide by certain restrictive covenants, Mr. McCleary will receive severance equal to $721,000, payable pursuant to the Company’s regular payroll schedule over a period of one year; an annual cash incentive of up to (but in no event to exceed) $180,250, subject to the Company’s achievement of previously established corporate performance metrics for fiscal year 2025; in lieu of a prorated annual cash incentive for fiscal year 2026, a payment of $15,021, representing 1/12th of his target bonus for fiscal year 2025; and contribution by the Company of the Company’s portion of the premium cost of Mr. McCleary’s participation and that of his eligible dependents in the Company’s group health plan for a period of 18 months following termination of his employment or until he has secured other employment, whichever occurs first. In addition, subject to Mr. McCleary’s execution and non-revocation of a release of claims in favor of the Company and his continuing to provide the transition support and abide by certain restrictive covenants, Mr. McCleary will retain, and will be eligible to continue vesting in, restricted stock awards and performance stock units covering a total of 12,074 shares of the Company’s common stock through the applicable vesting dates. Mr. McCleary also will be entitled to receive the dividend equivalents for fiscal year 2025 with respect to performance stock units granted in September 2024 for which the applicable performance criteria will be measured in October 2025. During the term of the Separation Agreement and for a period of two (2) years following the later of the last severance payment by the Company to Mr. McCleary pursuant to the Separation Agreement and the last vesting of equity incentive awards, Mr. McCleary will be subject to customary customer and supplier non-solicitation and employee non-solicitation restrictions.
The foregoing description is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1*	Employment Agreement effective as of June 1, 2025 between PriceSmart, Inc. and Gualberto Hernandez
10.2*	Separation Agreement and Waiver and Release of Claims dated May 8, 2025 between Michael L. McCleary and the Company
99.1	Press Release dated May 9, 2025 Announcing Appointment of Chief Financial Officer.
104	The cover page from this Current report on Form 8-K, formatted in Inline XBRL.
*    Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2025	/s/ FRANCISCO VELASCO
Francisco Velasco Executive Vice President, Chief Legal Officer, Registered In-House Counsel, Chief Risk & Compliance Officer and Secretary